Exhibit 10.1

MOLINA HEALTHCARE, INC.

2019 EQUITY INCENTIVE PLAN

PERFORMANCE STOCK UNIT AWARD AGREEMENT

THIS PERFORMANCE STOCK UNIT AWARD AGREEMENT (together with the Terms (as defined below) and Exhibit A hereto, this “Agreement”) dated October 16, 2024, by and between MOLINA HEALTHCARE, INC., a Delaware corporation (the “Corporation”), and Mark L. Keim (the “Participant”), evidences the award of Performance Units (the “Award”) granted by the Corporation to the Participant as to the number of Performance Units first set forth below.

Target Number of Shares Underlying Performance Units: 53,074 shares (the “Target Performance Units”) Maximum Number of Shares Underlying Performance Units: 79,611 shares Award Date: October 16, 2024
Performance Period for the Award: October 16, 2024 to December 31, 2027 (the “Performance Period”)

Vesting[1] The Award shall vest and become nonforfeitable as provided in Section 2 of the attached Terms and Conditions of Performance Unit Award (the “Terms”).

The Award is granted under the MOLINA HEALTHCARE, INC. 2019 EQUITY INCENTIVE PLAN (the “Plan”), and is subject to the terms and conditions of this Agreement, including the Terms and Exhibit A (incorporated herein by this reference) and to the Plan. The Award has been granted to the Participant in addition to, and not in lieu of, any other form of compensation otherwise payable or to be paid to the Participant. Capitalized terms are defined in the Plan if not defined herein. The parties agree to the terms of the Award set forth herein. The Participant acknowledges receipt of a copy of this Agreement (including the Terms and Exhibit A), the Plan, and the Prospectus for the Plan.

The Participant acknowledges and agrees that the Corporation may deliver, by electronic mail, the use of the Internet, including through the website of the agent appointed by the Committee to administer the Plan, the Corporation intranet web pages or otherwise, any information concerning the Corporation, this Award, the Plan, and any information required by the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

PARTICIPANT	MOLINA HEALTHCARE, INC. a Delaware corporation

/s/ Mark L. Keim	By:	/s/ Jeff D. Barlow
Mark L. Keim		Jeff D. Barlow, Chief Legal Officer

1 Subject to adjustment under Section 4.2 of the Plan.

TERMS AND CONDITIONS OF PERFORMANCE UNIT AWARD

1.	Performance Units.

Each Performance Unit constitutes an unfunded and unsecured promise of the Corporation to deliver up to one and a half shares of the Corporation’s common stock to the Participant (subject to adjustment as provided in Section 4.2 of the Plan and Section 9 below) pursuant to the terms of this Agreement, subject to the vesting provisions in Exhibit A. The Performance Units shall be used solely as a device for the determination of the payment to eventually be made to the Participant if such Performance Units vest pursuant to Section 2. The Performance Units shall not be treated as property or as a trust fund of any kind.

2.	Vesting.

Subject to Section 8, the Award shall vest and become nonforfeitable based on the achievement of the Performance Goals set forth on Exhibit A attached hereto for the Performance Period and subject to Participant’s continuous employment with the Corporation or its Affiliates (“Continuous Employment”) until the last day of the Performance Period. Subject to Section 8, any Performance Units subject to the Award that do not vest in accordance with Exhibit A shall terminate on the date on which the Committee determines whether, and to what extent, the Performance Goals have been achieved.

3.	Continuance of Employment.

Except as otherwise expressly provided in Section 8 below: (a) the vesting of this Award is subject to Participant’s Continuous Employment through the last day of the Performance Period as a condition to the vesting of the Award and the rights and benefits under this Agreement; and (b) Continuous Employment for only a portion of the Performance Period, even if a substantial portion, will not entitle the Participant to any proportionate vesting or avoid or mitigate a termination of rights and benefits upon or following a termination of Participant’s employment as provided in Section 8 below or under the Plan for the Performance Period.

4.	Not a Contract of Service.

Nothing contained in this Agreement or the Plan constitutes an employment or service commitment by the Corporation, affects the contractual obligations pursuant to any employment or service commitment agreement if Participant is party to such agreement, or in the absence of such agreement affects Participant’s status as an employee at will who is subject to termination without cause, confers upon the Participant any right to remain employed by or in service to the Corporation or any Subsidiary Corporation, interferes in any way with the right of the Corporation or any Subsidiary Corporation at any time to terminate Participant’s employment or service, or affects the right of the Corporation or any Subsidiary Corporation to increase or decrease the Participant’s other compensation or benefits. Nothing in this paragraph, however, is intended to adversely affect any independent contractual right of the Participant without his consent thereto.

5.	Limitations on Rights Associated with Performance Units.

The Participant shall have no rights as a stockholder of the Corporation, no dividend rights and no voting rights with respect to the Performance Units and any shares of Common Stock underlying or issuable in respect of such Performance Units until such shares of Common Stock are actually issued to and held of record by the Participant. No adjustments will be made for dividends or other rights of a holder for which the record date is prior to the date of issuance of the stock certificate.

6.	Restrictions on Transfer.

Unless otherwise determined by the Committee, neither the Award, nor any interest therein may be sold, assigned, transferred, pledged or otherwise disposed of, alienated or encumbered, either voluntarily or involuntarily. The transfer restrictions in the preceding sentence shall not apply to (a) transfers to the Corporation, or (b) transfers by will or the laws of descent and distribution.

7.	Conversion of Performance Units; Issuance of Common Stock.

On or as soon as administratively practicable following the last day of the Performance Period, and in any event, no later than the earlier of March 15 of the year following the earlier of (a) end of the Performance Period or (b) the vesting date of the applicable Performance Unit (which payment schedule is intended to comply with the “short-term deferral” exemption from the application of Section 409A of the Code and all regulations, guidance, compliance programs and other interpretative authority thereunder) the Corporation shall deliver to the Participant the number of shares of Common Stock (either by delivering one or more certificates for such shares or by entering such shares in book entry form, as determined by the Corporation in its discretion) for the Performance Units (if any) that vest in accordance with Section 2, unless such Performance Units terminate prior to the given vesting date pursuant to Section 2. The Corporation’s obligation to deliver shares of Common Stock with respect to any vested Performance Units is subject to the condition precedent that the Participant or other person entitled under the Plan to receive any shares with respect to the vested Performance Units deliver to the Corporation any representations or other documents or assurances required pursuant to Section 14 of the Plan. The Participant shall have no further rights with respect to any Performance Units that are paid or that are terminated pursuant to Section 8 below.

8.	Effect of Change in Control or Termination of Employment.

8.1.    Effect of Change in Control. In the event that (i) a Change in Control occurs on or prior to the last day of the Performance Period and (ii) Participant remains in Continuous Employment until at least prior to such Change in Control (subject to Section 8.2.1 below), then, effective as of the date of such Change in Control:

8.1.1.    If the Award is not continued, converted, assumed or replaced with a substantially similar award by the Corporation or a successor entity (or its parent or subsidiary) (“Assumed”) in connection with such Change in Control, then as of immediately prior to the consummation of the Change in Control, (a) one hundred percent (100%) of the Target Performance Units will vest, and (b) be settled for Common Stock.

8.1.2.    To the extent that the Award is Assumed in connection with such Change in Control, then, subject to Section 8.2.2 below, one hundred percent (100%) of the Target Performance Units will convert into a solely time-vesting award that, following such Change in Control, will remain outstanding and eligible to vest on the last day of the Performance Period.

8.1.3.    For the sake of clarity, the Award will not be deemed to be Assumed if the substitute award (a) does not preserve, immediately after the Change in Control relative to immediately prior to the Change in Control, the economic value of the Award based on one hundred percent (100%) of the Target Performance Units, (b) is scheduled to vest after December 31, 2027, (c) is not subject to the terms of Sections 8.2 and 9 below, or (d) purports to impose restrictive covenants that are less favorable to Participant than those in effect and applicable to Participant as of immediately prior to the consummation of the Change in Control.

8.2.    Effect of Termination of Participant’s Employment.

8.2.1.    If, on or prior to the last day of the Performance Period, Participant’s employment is terminated (i) due to Participant’s death or Disability, (ii) by the Corporation or its applicable Affiliate without Cause or (iii) by Participant due to Good Reason, then as of the date of such termination, a Pro-Rated Portion of the Target Performance Units will vest, subject to the Participant’s execution of a release of claims in the form attached to the Molina Healthcare, Inc. Second Amended and Restated Change in Control Severance Plan as amended and restated as of February 9, 2021 (as may be amended from time to time, the “Severance Plan”) that becomes effective no later than sixty (60) days following the Participants last day of employment; provided, however, that if a Change in Control occurs within six months following the date of such termination, then the number of Target Performance Units equal to the excess of (x) 100% of the Target Performance Units over (y) the Pro-Rated Portion (that previously vested) will vest as of as of immediately prior to the consummation of the Change in Control. All Performance Units that have not become vested on or prior to the six-month anniversary of such termination automatically will be forfeited and terminated as of such six-month anniversary without consideration therefor.

8.2.2.    Notwithstanding anything to the contrary in Section 8.2.1 above, if Participant’s employment is terminated by the Corporation or its applicable Affiliate without Cause or by the Participant for Good Reason, in either case, on or within twenty-four (24) months following the consummation of a Change in Control in which the Award was Assumed, then as of the date of such termination one hundred percent (100%) of the Target Performance Units shall vest, subject to the Participant’s execution of a release of claims in a form attached to the Severance Plan that becomes effective no later than sixty (60) days following the Participants last day of employment.

8.2.3.    Subject to Sections 8.1.2. and 8.2.2., if Participant’s employment terminates for any reason (other than by the Corporation or its applicable Affiliate for Cause) following the last day of the Performance Period but prior to the Committee’s certification of the Corporation’s achievement of the applicable Performance Goal, then the number of Performance Units that vest shall be determined based on the Corporation’s achievement of the applicable Performance Goal in accordance with Exhibit A.

8.2.4.    If Participant’s employment terminates for any reason not set forth above, all Performance Units that have not become vested on or prior to the date of such termination automatically will be forfeited and terminated as of the termination date without consideration therefor.

8.2.5.    For purposes of this Agreement:

8.2.5.1.	“Change in Control,” “Cause,” and “Good Reason” are as defined in the Severance Plan.

8.2.5.2.

“Pro-Rated Portion” means a number of shares equal to the product obtained by multiplying (i) one hundred percent (100%) of the Target Performance Units by (ii) the quotient obtained by dividing (x) the number of calendar quarters that have elapsed during the period beginning on October 1, 2024 and ending on the date of Participant’s termination of employment, including the calendar quarter during which such termination occurs, by (y) 13.

If any unvested Performance Units are terminated hereunder, such Performance Units shall automatically terminate and be cancelled as of the applicable termination date without payment of any consideration by the Corporation and without any other action by the Participant, or the Participant’s beneficiary or personal representative, as the case may be. The terms of this Section 8 shall apply notwithstanding anything to the contrary in any separate agreement, plan, policy of program pursuant to which Participant is entitled to payments and benefits in connection with any termination of employment, including upon or following a Change in Control.

9.	Adjustments Upon Specified Events.

The Committee may accelerate payment and vesting of the Performance Units in such circumstances as it, in its sole discretion, may determine. In addition, upon the occurrence of certain events relating to the Corporation’s stock contemplated by Section 4.2 of the Plan (including, without limitation, an extraordinary cash dividend on such stock), the Committee shall make adjustments in the number of Performance Units then outstanding, the number and kind of securities that may be issued in respect of the Award and the EPS goals set forth on Exhibit A. No such adjustment shall be made with respect to any ordinary cash dividend paid on the Common Stock. Furthermore, the Committee shall adjust the performance measures and performance goals referenced in Exhibit A hereof to the extent (if any) it determines that the adjustment is necessary or advisable to preserve the intended incentives and benefits to reflect (1) any material change in corporate capitalization, any material corporate transaction (such as a reorganization, combination, separation, merger, acquisition, or any combination of the foregoing), or any complete or partial liquidation of the Corporation, (2) any change in accounting policies or practices, (3) the effects of any special charges to the Corporation’s earnings, or (4) any other similar special circumstances.

10.	Tax Withholding.

Subject to Section 16 of the Plan and such rules and procedures as the Committee may impose, upon any distribution of shares of Common Stock in respect of the Award, the Corporation shall automatically reduce the number of shares to be delivered by (or otherwise reacquire) the appropriate number of whole shares, valued at their then Fair Market Value, to satisfy any withholding obligations of the Corporation or its Subsidiary Corporations with respect to such distribution of shares at the minimum applicable withholding rates; provided, however, that the foregoing provision shall not apply in the event that the Participant has, subject to the approval of the Committee, made other provision in advance of the date of such distribution for the satisfaction of such withholding obligations. In the event that the Corporation cannot legally satisfy such withholding obligations by such reduction of shares, or in the event of a cash payment or any other withholding event in respect of the Award, the Corporation (or a Subsidiary Corporation) shall be entitled to require a cash payment by or on behalf of the Participant and/or to deduct from other compensation payable to the Participant any sums required by federal, state or local tax law to be withheld with respect to such distribution or payment.

Participant acknowledges that Participant is ultimately liable and responsible for all taxes owed in connection with this Award, regardless of any action the Corporation or any Subsidiary Corporation takes with respect to any tax withholding obligations that arise in connection with the Award. Neither the Corporation or any Subsidiary Corporation makes any representation or undertaking regarding the treatment of any tax withholding in connection with the awarding, vesting or payment of the Performance Units or the subsequent sale of Shares. The Corporation and its Subsidiary Corporations do not commit and are under no obligation to structure the Performance Units to reduce or eliminate Participant’s tax liability.

11.	Notices.

Any notice to be given under the terms of this Agreement shall be in writing and addressed to the Corporation at its principal office to the attention of the Secretary, and to the Participant at the Participant’s last address reflected on the Corporation’s records, or at such other address as either party may hereafter designate in writing to the other. Any such notice shall be given only when received, but if the Participant is no longer an employee of the Corporation, shall be deemed to have been duly given by the Corporation when enclosed in a properly sealed envelope addressed as aforesaid, registered or certified, and deposited (postage and registry or certification fee prepaid) in a post office or branch post office regularly maintained by the United States Government.

12.	Plan.

The Award and all rights of the Participant under this Agreement are subject to, and the Participant agrees to be bound by, all of the terms and conditions of the provisions of the Plan, which is incorporated herein by reference. In the event of a conflict or inconsistency between the terms and conditions of this Agreement and those of the Plan, the terms of this Agreement shall govern. The Participant acknowledges having read and understood the Plan, the Prospectus for the Plan, this Agreement and Exhibit A attached hereto. Unless otherwise expressly provided in other sections of this Agreement, provisions of the Plan that confer discretionary authority on the Committee do not (and shall not be deemed to) create any rights in the Participant unless such rights are expressly set forth herein or are otherwise in the sole discretion of the Committee so conferred by appropriate action of the Committee under the Plan after the date hereof.

13.	Construction; Section 409A.

This Agreement shall be interpreted in such a manner that all provisions relating to the settlement of the Award are exempt from the requirements of Section 409A of the Code and all regulations, guidance, compliance programs and other interpretative authority thereunder (“Code Section 409A”) as “short-term deferrals” as described in Code Section 409A. This Agreement shall be construed and interpreted consistent with that intent. Notwithstanding any provision of this Agreement to the contrary, if the Participant is a “specified employee” as defined in Code Section 409A and, as a result of that status, any portion of the payments under this Agreement would otherwise be “nonqualified deferred compensation” subject to taxation pursuant to Code Section 409A due to his “separation from service” (as defined under Code Section 409A), such payment(s) will, to the extent necessary to avoid taxes under Section 409A(a)(2)(B)(i) of the Code, be delayed for the six-month period commencing on the Participant’s “separation from service” (or, if earlier, until the specified employee’s death) and shall instead be paid, without interest, on or as soon as reasonably practicable after the earlier of (i) the day immediately following the date which is six (6) months after such “separation from service”, or (ii) the date of the Participant’s death; provided the first such payment thereafter shall include all amounts that would have been paid earlier but for such six (6) month delay. The Corporation and the Participant agree to act reasonably and to cooperate to amend or modify this Agreement to the extent reasonably necessary to avoid the imposition of the tax under Code Section 409A. Any payments of “nonqualified deferred compensation” under this Award payable more than six months following the Participant’s “separation from service” will be paid at the time or times the payments are otherwise scheduled to be made.

14.	Entire Agreement; Applicability of Other Agreements.

This Agreement, Exhibit A attached hereto and the Plan, together constitute the entire agreement and supersede all prior understandings and agreements, written or oral, of the parties hereto with respect to the subject matter hereof and supersedes any prior agreement, arrangement and understanding between Participant, on the one hand, and the Corporation and/or any Affiliate, on the other hand, with respect to the subject matter hereof. By participating in the accepting this Award, Participant acknowledges and agrees that any prior agreement, arrangement and understanding between Participant, on the one hand, and the Corporation and/or any Affiliate, on the other hand, with respect to the subject matter hereof is hereby revoked and ineffective with respect to the Award (including with respect to the relevant provisions of the Severance Plan). The Plan and this Agreement may be amended pursuant to Section 17 of the Plan. Such amendment must be in writing and signed by the Corporation. The Corporation may, however, unilaterally waive any provision hereof in writing to the extent such waiver does not adversely affect the interests of the Participant hereunder, but no such waiver shall operate as or be construed to be a subsequent waiver of the same provision or a waiver of any other provision hereof.

15.	Limitation on Participant’s Rights.

Participation in this Plan confers no rights or interests other than as herein provided. This Agreement creates only a contractual obligation on the part of the Corporation as to amounts payable and shall not be construed as creating a trust. Neither the Plan nor any underlying program, in and of itself, has any assets. The Participant shall have only the rights of a general unsecured creditor of the Corporation (or applicable Subsidiary Corporation) with respect to amounts credited and benefits payable in cash, if any, with respect to the Performance Units, and rights no greater than the right to receive the Common Stock (or equivalent value) as a general unsecured creditor with respect to Performance Units, as and when payable thereunder.

16.	Forfeiture and Corporation’s Right to Recover Fair Market Value of Shares Received Pursuant to Performance Units.

16.1.    The Award and the Shares issuable hereunder shall be subject to any clawback or recoupment policy in effect on the Award Date or as may be adopted or maintained by the Corporation following the Award Date, including the Corporation’s Policy for Recovery of Erroneously Awarded Compensation (the “Clawback Policy”).

16.2.    If, at any time, the Board or the Committee, as the case may be, in its sole discretion determines that any action or omission by Participant constituted (a) wrongdoing that contributed to (i) any material misstatement in or omission from any report or statement filed by the Corporation with the U.S. Securities and Exchange Commission or (ii) a statement, certification, cost report, claim for payment, or other filing made under Medicare or Medicaid that was false, fraudulent, or for an item or service not provided as claimed, (b) intentional or gross misconduct, (c) a breach of a fiduciary duty to the Corporation or a Subsidiary Corporation, (d) fraud or (e) non-compliance with the Corporation’s Code of Business Conduct and Ethics, policies or procedures to the material detriment of the Corporation, then in each such case, commencing with the first fiscal year of the Corporation during which such action or omission occurred, Participant shall forfeit (without any payment therefore) up to 100% of any Performance Units that have not been vested or settled and shall repay to the Corporation, upon notice to Participant by the Corporation, up to 100% of the Fair Market Value of the shares of Common Stock as of the date on which such shares were delivered to the Participant in settlement of the Performance Units. The Board or the Committee, as the case may be, shall determine in its sole discretion the date of occurrence of such action or omission, the percentage of the Performance Units that shall be forfeited and the percentage of the Fair Market Value of the shares of Common Stock delivered pursuant to the Performance Units that must be repaid to the Corporation.

16.3.    Notwithstanding the foregoing, to the extent Section 16.2 provides for recovery of an amount already recovered by the Corporation pursuant to the Clawback Policy, such amount shall be credited to the amount required to be recovered pursuant to Section 16.2 from Participant.

17.	Counterparts.

This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

18.	Section Headings.

The section headings of this Agreement are for convenience of reference only and shall not be deemed to alter or affect any provision hereof.

19.	Governing Law.

This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without regard to conflict of law principles thereunder.